The Bank Holdings, Inc. and NNB Holdings, Inc. Announce Agreement to Merge.

RENO, NEVADA, May 17, 2006 – The Bank Holdings (NASDAQ “TBHS”), parent of Nevada Security Bank, and NNB Holdings, Inc. today announced the signing of a definitive agreement whereby The Bank Holdings will acquire NNB Holdings, Inc. The Bank Holdings will pay $11 million in cash (subject to reduction for the payment of certain severance payments to executives of NNB Holdings, Inc.) and issue 1,388,889 shares of common stock having a value as of May 17, 2006 of approximately $25.1 million, for a total consideration of approximately $36.1 million. After adjusting for severance payments, the transaction value per share to NNB Holdings, Inc. shareholders would be approximately $34.54.

NNB Holdings, Inc. (“Northern Nevada”) is a Reno, Nevada-based bank holding company with total assets at March 31, 2006 of $151 million. NNB Holdings, Inc. is the parent company for Northern Nevada Bank, founded in 2000. Northern Nevada Bank has branches in Reno and Carson City, with a new branch planned to open in Sparks in 2007.

“This transaction allows us to create the dominant community bank headquartered in Reno with a significant presence in our core market,” commented Hal Giomi, The Bank Holdings’ Chief Executive Officer. “The merger with Northern Nevada is a unique opportunity for us to strengthen our team in a great growth market and benefit customers and shareholders of both companies. Northern Nevada is a very profitable, high growth institution, as such, we expect this transaction to be accretive to earnings immediately.”

Robert Hemsath, Chief Executive Officer of NNB Holdings, Inc. and Northern Nevada Bank, added, “All of us at Northern Nevada Bank are excited about the opportunities that this partnership with The Bank Holdings provides to our shareholders, customers and employees. With similar customer focus, this merger creates an opportunity to offer enhanced products and services to our customers.”

Assuming the transaction was closed at March 31, 2006, the combined company would have had approximately $552 million in assets and $442 million in deposits and seven branches in Northern Nevada and Northern California. The boards of The Bank Holdings and Northern Nevada unanimously approved the transaction, which is subject to regulatory and shareholder approval and other customary conditions of closing. The Bank Holdings, in connection with the merger, is planning an offering of $7.5 to $10.0 million in common stock to accredited investors in a private placement.

The Bank Holdings was advised in the transaction by D.A. Davidson & Co. with Gary Steven Findley & Associates acting as legal counsel. Northern Nevada was advised in the transaction by Hovde Financial, Inc., with Graham & Dunn, PC acting as legal counsel.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank in Reno, Nev., Granite Exchange, Inc. in Roseville, Cal., and Rocky Mountain Exchange, Inc., formerly Big Sky Property Exchange, of Bozeman, Mont. The president of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the chairman and chief executive officer. The bank opened for business on Dec. 27, 2001, with initial capitalization of over $14 million, currently has contributed capital of about $30 million, and operates four branch offices in northern Nevada and one in Roseville, Calif., separately branded as Silverado Bank. An additional branch office is scheduled to open in northern California during the third quarter of 2006. The president of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. For additional information, please visit www.nevadasecuritybank.com.

About NNB Holdings, Inc.

Headquartered in Reno, Nevada, NNB Holdings, Inc. is a bank holding company for Northern Nevada Bank with two branches in Reno and Carson City. At March 31, 2006, NNB Holdings, Inc. had total assets of approximately $151 million and equity of $12.0 million.

Forward Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the company’s abilities to attract and retain skilled employees, customers’ service expectations, the company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

The forgoing may be deemed to be offering materials of The Bank Holdings and NNB Holdings, Inc. in connection with The Bank Holdings’ proposed acquisition of NNB Holdings, Inc., on the terms and subject to the conditions in the definitive agreement between The Bank Holdings and NNB Holdings, Inc. Shareholders of NNB Holdings, Inc. and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which The Bank Holdings will file with the SEC in connection with the proposed merger, because it will contain important information about The Bank Holdings, NNB Holdings, Inc., the merger and related matters.  After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from The Bank Holdings and NNB Holdings, Inc.

In addition to the proposed registration statement and proxy statement/prospectus, The Bank Holdings files annual, quarterly and special reports, proxy statement and other information with the SEC.

For additional information, please review the company’s Form 10-KSB and 10-Q as filed with the SEC and/or contact:

Hal Giomi, Chairman and Chief Executive Officer, or
Jack Buchold, Chief Financial Officer
The Bank Holdings, or www.thebankholdings.com
Nevada Security Bank or www.nevadasecuritybank.com
Mailing Address: P.O. Box 19579 (89511)
Physical Address: 9990 Double R. Blvd. (89521)
Reno, Nev.
Phone: 775-853-8600
Fax: 775-853-2056